Exhibit 99.1

Stewart Reports Results for the Second Quarter 2016

- Net income attributable to Stewart increased $6.5 million or 38.0 percent

- Title segment pretax results improved $3.1 million or 6.5 percent

- Total operating revenues decreased $43.2 million or 8.2 percent

- Total expenses decreased $53.3 million or 10.7 percent

- Cash flow from operations increased 55.0 percent to $50.3 million

HOUSTON, July 21, 2016 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net income attributable to Stewart of $23.6 million for the second quarter 2016 compared to $17.1 million for the second quarter 2015.

For purposes of calculating net income per share, the $12.0 million cash consideration paid relating to the successful completion of the previously announced Class B exchange agreement is deducted from net income attributable to Stewart, resulting in net income per diluted share of $0.49 for the second quarter 2016 compared to $0.72 for the second quarter 2015. Excluding the effects of this $12.0 million payment, adjusted net income per diluted share would have been $1.00 for the second quarter 2016 (see additional discussion in Selected Financial Information below).

Pretax income before noncontrolling interests for the second quarter 2016 was $41.9 million compared to $31.0 million for the second quarter 2015, an improvement of 35.1 percent.

Second quarter 2016 results include a $5.4 million net policy loss reserve reduction in the title segment due to favorable policy loss experience.

By comparison, second quarter 2015 results include:

  $7.3 million of net policy loss reserve reductions in the title segment,
  $4.5 million of litigation costs recorded as other operating expense in the title segment, and
  $7.7 million of aggregate costs (consisting of severance, consulting and third party service provider transition costs) recorded in the ancillary services and corporate segment related to our cost management program and preparations for the new integrated disclosure rules.

"Our second quarter 2016 results reflected continued bottom line improvement in our core title operations as a result of our cost control measures and an improving title policy loss experience," said Matthew W. Morris, chief executive officer. "Our overall pretax margin improved to 7.5 percent from the prior year's quarter of 6.7 percent, excluding the effects of the policy loss reserve releases in both periods and 2015 non-operating charges, even as revenues decreased for the quarter. We continue to benefit from our cost management program, with total employee costs declining at a much higher rate (10.9 percent) than the decline in operating revenues (8.2 percent). Also, our ongoing risk mitigation efforts resulted in favorable title policy loss experience which not only yielded a net policy loss reserve reduction, but, importantly, also allowed us to reduce our loss provisioning rate beginning in the second quarter. During the quarter, total title revenues declined 6.1 percent due primarily to lower revenues from independent agencies, while ancillary services revenues declined 38.0 percent due to our previously announced exit of a portion of our ancillary services business, causing overall operating revenues to decline 8.2 percent. On a sequential basis from first quarter 2016 and excluding non-operating charges, pretax earnings improved $50.6 million on a $51.3 million increase in operating revenues, net of agent retention."

"We are focused on generating growth and efficiencies in our title business while continuing to improve the profitability of our ancillary services offerings," continued Morris. "We are beginning to see positive results from our enterprise sales initiatives in targeted retail markets and will continue to invest in those areas to generate smart organic revenue growth. Although we experienced a decline in closed refinancing orders during the quarter, we believe we are well positioned to benefit from the much improved outlook for refinancing transactions over the coming quarters."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2016	2015	2016	2015

Total revenues	489.4	531.9	927.7	980.8
Pretax income before noncontrolling interests	41.9	31.0	26.2	12.2
Income tax expense	14.4	10.4	7.7	2.9
Net income attributable to Stewart	23.6	17.1	12.4	4.7
Net income per diluted share attributable to Stewart (1)	0.49	0.72	0.02	0.19

(1)

Excluding the previously announced $12.0 million cash consideration paid relating to the exchange agreement with the holders of our Class B Common Stock, adjusted net income per diluted share was $1.00 and $0.53 for the second quarter and first six months of 2016, respectively. Under U.S. GAAP, The $12.0 million payment to the holders of our Class B Common Stock was recorded as a reduction to retained earnings, similar to a preferred stock dividend, and does not reduce net income attributable to Stewart. However, the payment reduces net income in the calculation of basic and diluted earnings per share.

Title Segment
"Our title segment continues to show year-over-year improvement in pretax margin, expanding 120 basis points over the second quarter 2015," continued Morris. "The decline in title revenues was driven primarily by lower revenues from refinance transactions and less independent agency revenues. We will maintain our focus on disciplined and accountable sales growth and cost management to further improve margins and reduce risks."

Our title segment revenues, which include revenues from our centralized title services, were $467.9 million for the second quarter 2016, a decrease of 5.9 percent from the second quarter 2015 and an increase of 13.1 percent from the first quarter 2016. In the second quarter 2016, the title segment generated pretax income of $51.7 million, an 11.0 percent margin, compared to the second quarter 2015 pretax income of $48.5 million, a 9.8 percent margin, and the first quarter 2016 pretax loss of $1.0 million, a (0.2) percent margin.

Direct revenue information is presented below (dollars in millions):

	Three Months Ended June 30,
	2016	2015	% Change

Commercial
Domestic	40.0	41.6	(3.8)%
International	5.2	4.9	6.1%
Non-commercial
Domestic	166.7	173.5	(3.9)%
International	25.1	23.2	8.2%

Total Direct Revenues	237.0	243.2	(2.5)%

Non-commercial domestic revenues include centralized title operations and purchase transactions, revenues from which decreased 33.6 percent and increased approximately 1.0 percent, respectively. Total international revenues increased 7.8 percent in the second quarter 2016 as compared to the prior year quarter due to volume growth on a local currency basis, partially offset by the strengthening of the U.S. dollar. Revenues from independent agency operations decreased 9.6 percent in the second quarter 2016 compared to the second quarter 2015 and were comparable to revenues from the first quarter 2016. The drop in independent agency revenues was a result of several factors, including changing geographic focus as well as a slower start to the commercial season impacting those agents with relatively high concentrations of commercial business. Independent agency remittance rates improved from 18.0 percent in the second quarter 2015 to 18.6 percent in the second quarter 2016.

Ancillary Services and Corporate Segment
Revenues generated by our ancillary services and corporate segment declined in the second quarter 2016 primarily due to the previously announced strategic wind-down of our delinquent loan servicing operations, completed in the first quarter 2016. Revenues decreased to $21.6 million in the second quarter 2016 from $34.7 million in the second quarter 2015 and from $25.1 million in the first quarter 2016. The segment reported a pretax loss of $9.8 million in the second quarter 2016 as compared with pretax losses of $17.5 million and $14.7 million in the second quarter 2015 and first quarter 2016, respectively. As mentioned earlier, the pretax loss for the second quarter 2015 included $7.7 million of aggregate costs related to our cost management program and preparations for the new integrated disclosure rules; we incurred no significant non-operating charges in the second quarter 2016. First quarter 2016 included $2.8 million of costs related to the exit of the delinquent loan servicing operations, $2.2 million of expenses associated with the Class B common stock exchange agreement and $3.6 million of litigation expense, partially offset by $1.6 million of net realized gain due to changes in estimated contingent consideration associated with prior year acquisitions.

Expenses
With a continued focus on expense controls, employee costs for the second quarter 2016 decreased $18.7 million, or 10.9 percent, from the second quarter 2015. In addition to our successful cost management program, employee costs declined due to reductions in employee counts tied to volume declines. Employee costs increased $2.2 million, or 1.5 percent, from the first quarter 2016 as a result of seasonal revenue growth. Second quarter 2016 average employee counts decreased approximately 9.5 percent and 2.5 percent from the second quarter 2015 and first quarter 2016, respectively. Second quarter 2015 and first quarter 2016 employee costs included $2.6 million and $0.4 million, respectively, of severance charges, while there were no significant severance charges during the second quarter 2016.

Other operating expenses for the second quarter 2016 decreased $11.6 million, or 11.8 percent, from the second quarter 2015 and decreased sequentially $1.3 million, or 1.4 percent, from the first quarter 2016. During the second quarter 2015, we incurred an aggregate $5.1 million of other operating expenses related to the cost management program and preparations for the new integrated disclosure rules, as well as $4.5 million of litigation settlement expense. During the first quarter 2016, we incurred expenses of $2.2 million associated with the previously reported Class B common stock exchange agreement and $3.6 million of litigation-related expense.

As a percentage of title revenues, title losses were 3.7 percent in the second quarter 2016, 4.0 percent in the second quarter 2015 and 5.6 percent in the first quarter 2016. Title loss expense decreased 12.4 percent and 25.7 percent from $19.6 million in the second quarter 2015 and $23.1 million in the first quarter 2016, respectively, to $17.2 million in the second quarter 2016. The lower title loss expense is the result of a reduction in our current year reserving rates for general and large claims due to continued favorable policy loss experience as well as a net policy loss reserve reduction of $5.4 million relating to prior policy years. The second quarter 2015 also included a net policy loss reserve reduction of $7.3 million relating to prior policy years. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred, escrow losses and adjustments to reserves for existing large claims.

Other
Cash provided by operations was $50.3 million in the second quarter 2016 compared to $32.4 million for the same period in 2015. The increase in cash provided by operations was primarily due to higher net income and lower payments of claims, partially offset by lower collections on accounts receivable for the second quarter 2016.

During the second quarter 2016, we declared and paid a dividend of $0.30 per common share.

Shareholder Alignment
"The Stewart Board of Directors is committed to creating value for all shareholders" said Thomas G. Apel, chairman of the board of directors. "We have taken significant actions and instituted a number of important changes over the last several years that demonstrate our alignment with shareholders, including adding shareholder representatives to our board of directors, a cost management program, implementing and subsequently increasing a quarterly dividend, share repurchases, and the successful conversion to a single share class. Although we believe Stewart's go-forward business performance will reflect the positive impact of these significant restructuring initiatives, the Board regularly considers a wide range of strategic options to maximize shareholder value."

Second Quarter Earnings Call
Stewart will hold a conference call to discuss the second quarter 2016 earnings at 8:30 a.m. Eastern Time on Thursday, July 21, 2016. To participate, dial (877) 876-9177 (USA) and (785) 424-1666 (International) - access code STCQ216. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on July 21, 2016 until midnight on July 28, 2016, by dialing (800) 695-1564 (USA) or (402) 530-9025 (International). The access code is also STCQ216.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco. Trademarks are the property of their respective owners.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Revenues:
Title insurance:
Direct operations	237,017	243,209	423,018	433,020
Agency operations	225,416	249,461	450,051	462,650
Ancillary services	21,182	34,182	43,217	74,954
Investment income	4,856	4,665	9,926	8,614
Investment and other gains - net	966	389	1,454	1,540
	489,437	531,906	927,666	980,778
Expenses:
Amounts retained by agencies	183,485	204,437	367,329	380,237
Employee costs	152,427	171,078	302,636	333,574
Other operating expenses	86,458	98,022	174,168	186,796
Title losses and related claims	17,153	19,577	40,247	52,711
Depreciation and amortization	7,340	7,274	15,646	14,379
Interest	661	486	1,440	924
	447,524	500,874	901,466	968,621
Income before taxes and noncontrolling interests	41,913	31,032	26,200	12,157
Income tax expense	14,386	10,407	7,738	2,876
Net income	27,527	20,625	18,462	9,281
Less net income attributable to noncontrolling interests	3,928	3,519	6,058	4,623
Net income attributable to Stewart	23,599	17,106	12,404	4,658

Net income per diluted share attributable to Stewart	0.49	0.72	0.02	0.19
Diluted average shares outstanding (000)	23,559	23,795	23,542	23,975

Selected financial information:
Cash provided by operations	50,300	32,442	18,459	5,572
Other comprehensive income (loss)	4,364	(4,588)	13,384	(8,979)

Monthly Order Counts:
Opened Orders 2016:	Apr	May	Jun	Total	Closed Orders 2016:	Apr	May	Jun	Total
Commercial	4,014	3,848	4,275	12,137	Commercial	2,757	2,634	3,186	8,577
Purchase	23,926	23,525	23,978	71,429	Purchase	16,805	18,026	19,352	54,183
Refi	12,235	12,267	12,999	37,501	Refi	8,340	8,218	8,854	25,412
Other	1,035	996	1,131	3,162	Other	1,313	1,433	1,919	4,665
Total	41,210	40,636	42,383	124,229	Total	29,215	30,311	33,311	92,837

Opened Orders 2015:	Apr	May	Jun	Total	Closed Orders 2015:	Apr	May	Jun	Total
Commercial	4,304	4,032	4,209	12,545	Commercial	2,823	2,763	2,976	8,562
Purchase	24,116	22,611	24,243	70,970	Purchase	17,136	17,802	19,481	54,419
Refi	17,628	13,448	13,847	44,923	Refi	11,366	10,619	11,175	33,160
Other	2,222	1,693	1,847	5,762	Other	1,830	1,866	1,742	5,438
Total	48,270	41,784	44,146	134,200	Total	33,155	33,050	35,374	101,579

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)
	June 30, 2016 (Unaudited)	December 31, 2015
Assets:
Cash and cash equivalents	137,266	179,067
Short-term investments	42,032	39,707
Investments in debt and equity securities available-for-sale, at fair value	636,048	579,849
Receivables – premiums from agencies	34,390	36,393
Receivables – other	52,669	55,111
Allowance for uncollectible amounts	(8,981)	(9,833)
Property and equipment, net	75,537	71,369
Title plants, at cost	75,743	75,743
Goodwill	217,722	217,722
Intangible assets, net of amortization	15,209	18,075
Deferred tax assets	2,768	4,949
Other assets	56,182	53,435
	1,336,585	1,321,587
Liabilities:
Notes payable	127,690	102,399
Accounts payable and accrued liabilities	94,788	118,082
Estimated title losses	463,238	462,622
Deferred tax liabilities	9,893	1,356
	695,609	684,459
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	183,853	180,385
Retained earnings	442,163	455,519
Accumulated other comprehensive income (loss)	9,427	(3,957)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	632,777	629,281
Noncontrolling interests	8,199	7,847
Total stockholders' equity	640,976	637,128
	1,336,585	1,321,587

Number of shares outstanding (000)	23,371	23,341
Book value per share	27.43	27.30

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION (UNAUDITED)
(In thousands of dollars)

Three months ended:	June 30, 2016			June 30, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	462,620	20,995	483,615	492,446	34,406	526,852
Investment income	4,856	-	4,856	4,665	-	4,665
Investment and other gains - net	408	558	966	110	279	389
	467,884	21,553	489,437	497,221	34,685	531,906
Expenses:
Amounts retained by agencies	183,485	-	183,485	204,437	-	204,437
Employee costs	136,778	15,649	152,427	137,302	33,776	171,078
Other operating expenses	73,432	13,026	86,458	82,624	15,398	98,022
Title losses and related claims	17,153	-	17,153	19,577	-	19,577
Depreciation and amortization	5,364	1,976	7,340	4,741	2,533	7,274
Interest	-	661	661	2	484	486
	416,212	31,312	447,524	448,683	52,191	500,874
Income (losses) before taxes	51,672	(9,759)	41,913	48,538	(17,506)	31,032

Six months ended:	June 30, 2016			June 30, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	872,725	43,561	916,286	895,286	75,338	970,624
Investment income	9,926	-	9,926	8,522	92	8,614
Investment and other (losses) gains - net	(1,604)	3,058	1,454	311	1,229	1,540
	881,047	46,619	927,666	904,119	76,659	980,778
Expenses:
Amounts retained by agencies	367,329	-	367,329	380,237	-	380,237
Employee costs	267,808	34,828	302,636	260,215	73,359	333,574
Other operating expenses	144,465	29,703	174,168	154,618	32,178	186,796
Title losses and related claims	40,247	-	40,247	52,711	-	52,711
Depreciation and amortization	10,522	5,124	15,646	9,159	5,220	14,379
Interest	-	1,440	1,440	4	920	924
	830,371	71,095	901,466	856,944	111,677	968,621
Income (losses) before taxes	50,676	(24,476)	26,200	47,175	(35,018)	12,157

Appendix A
Adjusted EBITDA and EPS (dollars in millions, except per share amounts)

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization (EBITDA) and (2) adjusted EBITDA, reflecting non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments, and (3) adjusted earnings per share (EPS), reflecting adjusted EPS for non-recurring capital transactions. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and first six months ended June 30, 2016 and 2015.

	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Chg	2016	2015	% Chg

Revenues	489.4	531.9		927.7	980.8
Less: Net realized gains	(1.0)	(0.4)		(1.5)	(1.5)
Adjusted revenues	488.4	531.5	(8.1)%	926.2	979.3	(5.4)%

Net income attributable to Stewart	23.6	17.1		12.4	4.7
Noncontrolling interests	3.9	3.5		6.1	4.6
Income taxes	14.4	10.4		7.7	2.9
Income before taxes and
noncontrolling interests	41.9	31.0		26.2	12.2
Non-operating charges	-	7.7		3.9	16.2
Litigation expense	-	4.5		3.6	4.5
Nonrecurring gains - net	-	-		(1.6)	-
Prior policy year reserve adjustments, net	(5.4)	(7.3)		(5.4)	4.5
Adjusted income before taxes
and noncontrolling interests	36.5	35.9		26.8	37.4
Depreciation & amortization*	7.3	7.3		15.6	14.4
Interest expense	0.7	0.5		1.4	0.9

Adjusted EBITDA	44.5	43.7	1.8%	43.7	52.7	(17.1)%

*Includes $1.1 million of accelerated depreciation charges for the six months ended June 30 2016.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

GAAP diluted EPS	0.49	0.72	0.02	0.19
Per diluted share effect of the $12.0 million Class B Common Shares exchange agreement	0.51	-	0.51	-
Adjusted diluted EPS	1.00	0.72	0.53	0.19

Appendix B
Restated 2015 Segment Information (Unaudited)
(In thousands of dollars)

Quarter ended:	March 31, 2015			June 30, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	402,841	40,931	443,772	492,446	34,406	526,852
Investment income	3,855	94	3,949	4,665	-	4,665
Investment and other gains - net	201	950	1,151	110	279	389
	406,897	41,975	448,872	497,221	34,685	531,906
Expenses:
Amounts retained by agencies	175,800	-	175,800	204,437	-	204,437
Employee costs	122,913	39,582	162,495	137,302	33,776	171,078
Other operating expenses	71,994	16,781	88,775	82,624	15,398	98,022
Title losses and related claims	33,134	-	33,134	19,577	-	19,577
	-	-	-
Depreciation and amortization	4,418	2,687	7,105	4,741	2,533	7,274
Interest	2	436	438	2	484	486
	408,261	59,486	467,747	448,683	52,191	500,874
(Losses) income before taxes	(1,364)	(17,511)	(18,875)	48,538	(17,506)	31,032

Quarter ended:	September 30, 2015			December 31, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	522,285	30,110	552,395	470,167	25,219	495,386
Investment income	4,121	-	4,121	4,114	-	4,114
Investment and other gains (losses) - net	888	(1,699)	(811)	(1,435)	(662)	(2,097)
	527,294	28,411	555,705	472,846	24,557	497,403
Expenses:
Amounts retained by agencies	227,374	-	227,374	201,953	-	201,953
Employee costs	135,442	29,582	165,024	133,297	26,371	159,668
Other operating expenses	83,510	16,248	99,758	81,971	13,428	95,399
Title losses and related claims	25,883	-	25,883	27,672	-	27,672
Impairment of goodwill	-	35,000	35,000	-	749	749
Depreciation and amortization	4,711	2,922	7,633	4,897	3,389	8,286
Interest	- 2	599	601	2	569	571
	476,922	84,351	561,273	449,792	44,506	494,298
Income (losses) before taxes	50,372	(55,940)	(5,568)	23,054	(19,949)	3,105

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360